Exhibit 3.20
SECOND AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
of
L-3 COMMUNICATIONS INTEGRATED SYSTEMS L.P.
          SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF L-3 COMMUNICATIONS INTEGRATED SYSTEMS L.P. (the “Agreement”), dated as of and effective as of March 24, 2010, between the General Partner (as defined below) and the Limited Partner (as defined below).
W I T N E S S E T H :
          WHEREAS, the parties hereto entered into the Limited Partnership Agreement of L-3 Communications Integrated Systems L.P. dated as of February 22, 2002 (the “Initial Agreement”) for the purpose of forming a limited partnership (the “Partnership”) pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. §§ 17-101 et seq. (the “Act”).
          WHEREAS, the parties amended and restated the Initial Agreement in its entirety effective as of February 28, 2002 (as amended and restated, the “Existing Agreement”).
          WHEREAS, the parties desire to modify certain provisions of the Existing Agreement.
          NOW, THEREFORE, the parties hereto amend and restate the Existing Agreement in its entirety as follows:
          1. Name. The name of the Partnership shall be “L-3 Communications Integrated Systems L.P.”, or such other name as the General Partner may from time to time hereafter designate.
          2. Definitions. In addition to terms otherwise defined herein, the following terms are used herein as defined below:
     “event of withdrawal of the General Partner” means an event that caused the General Partner to cease to be a general partner of the Partnership as provided in Section 17-402 of the Act.
     “General Partner” means L-3 Communications AIS GP Corporation, a Delaware corporation, and any other person or entity admitted as additional or substitute General Partners pursuant to this Agreement, so long as they remain General Partners.
     “Limited Partner” means L-3 Communications Investments Inc. and any other person or entity admitted as additional or substitute Limited Partners pursuant to this Agreement, so long as they remain the Limited Partners.

     “Partners” means those persons or entities who from time to time are the General Partners and the Limited Partners.
          3. Purpose. The purpose of the Partnership shall be to engage in any lawful business permitted by the Act or the laws of any jurisdiction in which the Partnership may do business. The Partnership shall have the power to engage in all activities and transactions that the General Partner deems necessary or advisable in connection with the foregoing.
          4. Offices.
          (a) The principal place of business and office of the Partnership shall be located at, and the Partnership’s business shall be conducted from, such place or places as the General Partner may determine from time to time.
          (b) The registered office of the Partnership in the State of Delaware shall be located at c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name and address of the registered agent of the Partnership for service of process on the Partnership in the State of Delaware shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The General Partner may determine to change the foregoing at any time.
          5. Partners. The name and business or residence address of each Partner of the Partnership, the General Partner and the Limited Partner being separately designated, are as set forth on Schedule A attached hereto.
          6. Term. The term of the Partnership commenced on the date of filing of the Certificate of Limited Partnership of the Partnership in accordance with the Act and shall continue until dissolution of the Partnership in accordance with Section 14 of this Agreement.
          7. Management of the Partnership.
          (a) The General Partner shall have the exclusive right to manage the business of the Partnership, and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Partnership and, in general, all powers permitted to be exercised by a general partner under the laws of the State of Delaware. The General Partner may appoint, employ, or otherwise contract with any persons or entities for the transaction of the business of the Partnership or the performance of services for or on behalf of the Partnership, and the General Partner may delegate to any such person or entity such authority to act on behalf of the Partnership as the General Partner may from time to time deem appropriate.
          (b) The Limited Partner, in its capacity as such, shall have no right to, and shall not, take part in the management or affairs of the Partnership, nor in any event shall the Limited Partner, in its capacity as such, have the power to act for or bind the Partnership. The Limited Partner or an agent of the Limited Partner may also be an employee, agent or officer of the Partnership and may act on behalf of the Partnership in such capacity to the extent authorized to do so in such capacity.

          8. Capital Contributions. Partners shall make capital contributions to the Partnership in such amounts and at such times as they shall mutually agree pro rata in accordance with the profit sharing interests as set forth in Schedule A hereto.
          9. Assignments of Partnership Interest. No Partner may sell, assign, pledge or otherwise transfer or encumber (collectively, “transfer”) all or any part of its interest in the Partnership to any person without the written consent of the other Partner, which consent may be granted or withheld in its sole and absolute discretion; provided that if such consent is given, no further consent of the Partners shall be required to permit a pledgee of any Partner’s interest in the Partnership to be substituted for such Partner under this Agreement upon the valid exercise of such pledgee’s rights with respect to its collateral.
          10. Withdrawal. No Partner shall have the right to withdraw from the Partnership except with the consent of the General Partner and upon such terms and conditions as may be specifically agreed upon between the General Partner and the withdrawing Partner. The provisions hereof with respect to distributions upon withdrawal are exclusive, and no Partner shall be entitled to claim any further or different distribution upon withdrawal under Section 17-604 of the Act or otherwise.
          11. Additional Partners. The General Partner shall have the right to admit additional Limited Partners upon such terms and conditions, at such time or times, and for such capital contributions as shall be determined by the General Partner; and in connection with any such admission, the General Partner shall have the right to amend Schedule A hereof to reflect the name, address and capital contribution of the admitted Limited Partner.
          12. Allocations and Distributions. Distributions of cash or other assets of the Partnership shall be made at such times and in such amounts as the General Partner may determine. Distributions shall be made to (and profits and losses shall be allocated among) Partners pro rata in accordance with the amount of their contributions to the Partnership.
          13. Return of Capital. No Partner has the right to receive, and the General Partner has the absolute discretion to make, any distributions to a Partner that include a return of all or any part of such Partner’s capital contribution, provided that upon the dissolution of the Partnership, the assets of the Partnership shall be distributed as provided in Section 17-804 of the Act.
          14. Dissolution. The Partnership shall be dissolved and its affairs wound up and terminated upon the first to occur of the following:
          (a) The determination of the General Partner to dissolve the Partnership; or
          (b) The occurrence of (i) an event of withdrawal of the General Partner or (ii) any other event causing a dissolution of the Partnership under Section 17-801 of the Act, provided, however, the Partnership shall not be dissolved or required to be wound up upon an event of withdrawal of the General Partner described in Section 14(b)(i) if (A) at the time of the occurrence of such event of withdrawal there is at least one remaining general partner of the Partnership who carries on the business of the Partnership (any remaining general partner being hereby authorized to carry on the business of the Partnership), or (B) within ninety (90) days after the occurrence of such event of withdrawal, all remaining partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of the event of withdrawal, of one (1) or more additional general partners of the Partnership.
          15. Amendments. This Agreement may be amended or modified from time to time by the General Partner.
          16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
          17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof.

          IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first above written.

GENERAL PARTNER: L-3 COMMUNICATIONS AIS GP CORPORATION
By:	/s/ Steven M. Post
	Name:	Steven M. Post
	Title:	Senior Vice President, Secretary

LIMITED PARTNER: L-3 COMMUNICATIONS INVESTMENTS INC.
By:	/s/ Steven M. Post
	Name:	Steven M. Post
	Title:	Senior Vice President, Secretary

SCHEDULE A

A.	GENERAL PARTNER

Name & Address

L-3 Communications AIS GP Corporation
600 Third Avenue, 34th Floor
New York, New York 10016

Profit Sharing Interest

1%

B.	LIMITED PARTNER

Name & Address

L-3 Communications Investments Inc.
600 Third Avenue, 34th Floor
New York, New York 10016

Profit Sharing Interest

99%